Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2022 Financial Results

~ Global sales of maintenance products grow 8 percent for fiscal year compared to prior year period ~

~ Management provides fiscal year 2023 guidance ~

SAN DIEGO – October 19, 2022 – WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2022.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $130.4 million, an increase of 13 percent compared to the prior year fiscal quarter. For the full fiscal year, total net sales were $518.8 million, an increase of 6 percent compared to the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis, total net sales would have been $137.1 million for the fourth quarter and $527.1 million for the full fiscal year.

•

Net income for the fourth quarter was $14.8 million, an increase of 77 percent compared to the prior year fiscal quarter. For the full fiscal year, net income was $67.3 million, a decrease of 4 percent from the prior fiscal year.  On a constant currency basis, total net income would have been $15.5 million for the fourth quarter and $68.1 million for the full fiscal year.

•

Diluted earnings per share were $1.08 in the fourth quarter, compared to $0.61 per share for the prior year fiscal quarter. For the full fiscal year, diluted earnings per share were $4.90 compared to $5.09 in the prior fiscal year.

•

Gross margin was 47.4 percent in the fourth quarter compared to 51.2 percent in the prior year fiscal quarter.  For the full fiscal year, gross margin was 49.1 percent compared to 54.0 percent in the prior fiscal year.

•

Selling, general and administrative expenses were down 11 percent in the fourth quarter to $31.8 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were down 5 percent to $138.7 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were down 2 percent in the fourth quarter to  $10.1 million when compared to the prior year fiscal quarter.  Advertising and sales promotion expenses for the full fiscal year were down 2 percent to $27.3 million compared to the prior fiscal year.

“Fiscal year 2022 was a challenging year dominated by inflation, geopolitical tensions, currency headwinds, and continuing disruptions caused by the COVID-19 pandemic,” said Steve Brass, WD-40 Company’s president and chief executive officer. “We learned to expect the unexpected this fiscal year and are a better prepared and more agile organization because of the challenges we’ve faced. We are pleased we were able to achieve solid topline growth of our maintenance products in this volatile environment, including 8 percent growth of WD-40 Multi-Use Product and 19 percent growth of WD-40 Specialist.

“Unfortunately, gross margin was the Achilles heel of fiscal year 2022. The current inflationary environment has severely disrupted our ability to achieve our 55 percent gross margin target over the near-term.  However, we are beginning to see evidence that the gross margin restoration plan we put into place earlier this fiscal year is working. While it might take some time, we are committed to taking the necessary actions to restore our gross margin to 55 percent over the long-term.

“I also want to take this opportunity to thank our tribemates for their relentless commitment during these challenging times. Our tribemates are the secret to our success.  They are our competitive advantage and a critical multiplier of our strategic effectiveness. They will enable us to drive progress and sustain success so that we will thrive in the future,” concluded Brass.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2022	2021	% Change	2022	2021	% Change
Americas	$67,995	$54,211	25%	$240,233	$214,601	12%
EMEA	43,620	45,102	(3)%	204,688	208,252	(2)%
Asia-Pacific	18,806	15,927	18%	73,899	65,256	13%
Total	$130,421	$115,240	13%	$518,820	$488,109	6%

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 52 percent; for EMEA, 34 percent; and for Asia-Pacific, 14 percent.
•

Net sales in the Americas increased 25 percent in the fourth quarter primarily due to higher sales in the United States and Latin America which increased 16 percent and 79 percent, respectively.  In the United States, sales of WD-40 Multi-Use Product and WD-40 Specialist were up 12 percent and 73 percent, respectively.  The sales increase of WD-40 Multi-Use Product in the United States was due to the timing of promotional programs, the impact of price increases, and the continued strength in the industrial channel. The sales increase of WD-40 Specialist in the United States was due primarily to greater product availability as a result of improvements the Company made to its United States supply chain. In Latin America, sales of WD-40 Multi-Use Product were up 84 percent due to certain customers purchasing product in advance of planned price increases and the continued momentum in our direct market in Mexico. In Canada, maintenance product sales were up 41 percent due to strong sales of both WD-40 Multi-Use Product and WD-40 Specialist.

•

Net sales in EMEA decreased 3 percent in the fourth quarter primarily due to changes in foreign currency exchange rates.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the EMEA segment from period to period. On a constant currency basis, sales for the fourth quarter would have increased by 10 percent compared to the prior year fiscal quarter primarily due to higher sales of WD-40 Multi-Use Product and WD-40 Specialist within certain of EMEA’s direct and distributor markets.  Also negatively impacting our net sales in the fourth quarter were lower sales of homecare and cleaning products compared to the prior year period. The COVID-19 pandemic resulted in strong demand for homecare and cleaning products in the fourth quarter of fiscal year 2021 which was not repeated during the current year fiscal quarter.

•

Net sales in Asia-Pacific increased 18 percent in the fourth quarter primarily due to a 64 percent increase in sales in the Asia distributor markets which were partially offset by a 21 percent decline in sales in China. Sales of WD-40 Multi-Use Product in the Asia distributor markets, increased 66 percent compared to the prior year fiscal quarter. Severe lockdown measures linked to the COVID-19 pandemic were lifted on June 1, 2022, which resulted in strong sales in the Asia distributor markets in the fourth quarter.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment from period to period. On a constant currency basis, Asia-Pacific sales for the fourth quarter would have increased by 22 percent, compared to the prior year fiscal period.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2022	2021	% Change	2022	2021	% Change
Maintenance products	$121,901	$104,371	17%	$485,326	$448,817	8%
Homecare and cleaning products	8,520	10,869	(22)%	33,494	39,292	(15)%
Total	$130,421	$115,240	13%	$518,820	$488,109	6%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 17 percent in the fourth quarter when compared to the prior year fiscal quarter.  This sales growth was primarily attributable to increased sales of WD-40 Multi-Use Product within the Americas and Asia distributor markets and WD-40 Specialist in the Unites States.

•

Net sales of homecare and cleaning products decreased 22 percent in the fourth quarter compared to the prior year fiscal quarter.  The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchases

As previously announced, the Company’s Board of Directors declared on Tuesday, October 11, 2022, a quarterly dividend of $0.78 per share payable October 31,  2022, to stockholders of record at the close of business on October 21, 2022.

On October 12, 2021, the Company’s Board of Directors approved a share buy-back plan which became effective on November 1, 2021. Under the plan the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations. During fiscal year 2022, the Company repurchased 138,562 shares at an average price of $210.39 per share, for a total cost of $29.2 million under this $75.0 million plan.

Fiscal Year 2023 Guidance

The Company issued the following guidance for fiscal year 2023:

•	Net sales growth is projected to be between 5 and 10 percent with net sales expected to be between $545 million and $570 million.
•	Gross margin percentage for the full year is expected to be between 51 and 53 percent.
•	Advertising and promotion investments are projected to be between 5.0 and 6.0 percent of net sales.
•	The provision for income tax is expected to be around 22 percent.
•	Net income is projected to be between $69.0 million and $71.0 million.
•	Diluted earnings per share is expected to be between $5.09 and $5.24 based on an estimated 13.6 million weighted average shares outstanding.

This guidance is expressed in good faith and is based on management’s current view of anticipated results. Net sales guidance was calculated using recent foreign currency exchange rates and reflects currency headwinds of approximately 5 percent. This guidance does not include any future acquisitions or divestitures. Unanticipated inflationary headwinds, COVID-19 related disruptions, and other unforeseen events may further impact the Company’s financial results.

Webcast Information
As previously announced, management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $518.8 million in fiscal year 2022 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and our financial results; changes in the political conditions or relations between the United States and other nations;  the impacts from inflationary trends and supply chain constraints;  and forecasted foreign currency exchange rates and commodity prices.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of October 19, 2022. We undertake no obligation to revise or update any forward-looking statements.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022, which the Company expects to file with the SEC on October 24, 2022.

Table Notes and General Definitions

(1)

The Company owns maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 Brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company owns the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31,	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$37,843	$85,961
Trade and other accounts receivable, less allowance for doubtful accounts of $292 and $463 at August 31, 2022
and 2021, respectively	89,930	89,558
Inventories	104,101	55,752
Other current assets	17,766	9,948
Total current assets	249,640	241,219
Property and equipment, net	65,977	70,145
Goodwill	95,180	95,869
Other intangible assets, net	5,588	7,244
Operating lease right-of-use assets	7,559	8,824
Deferred tax assets, net	679	858
Other assets	9,672	6,044
Total assets	$434,295	$430,203

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$32,852	$33,499
Accrued liabilities	27,161	25,658
Accrued payroll and related expenses	11,583	25,662
Short-term borrowings	39,173	800
Income taxes payable	51	317
Total current liabilities	110,820	85,936
Long-term borrowings	107,139	114,940
Deferred tax liabilities, net	10,528	10,401
Long-term operating lease liabilities	5,999	7,062
Other long-term liabilities	11,185	11,482
Total liabilities	245,671	229,821

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,888,807 and 19,856,865 shares issued at August 31, 2022 and 2021, respectively; and 13,602,346 and 13,708,966 shares outstanding at
August 31, 2022 and 2021, respectively	20	20
Additional paid-in capital	165,973	163,737
Retained earnings	456,076	430,735
Accumulated other comprehensive income (loss)	(36,209)	(26,030)
Common stock held in treasury, at cost ― 6,286,461 and 6,147,899
shares at August 31, 2022 and 2021, respectively	(397,236)	(368,080)
Total shareholders' equity	188,624	200,382
Total liabilities and shareholders' equity	$434,295	$430,203

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2022	2021	2022	2021

Net sales	$130,421	$115,240	$518,820	$488,109
Cost of products sold	68,629	56,212	264,055	224,370
Gross profit	61,792	59,028	254,765	263,739

Operating expenses:
Selling, general and administrative	31,795	35,907	138,658	145,493
Advertising and sales promotion	10,101	10,283	27,343	27,956
Amortization of definite-lived intangible assets	353	365	1,434	1,449
Total operating expenses	42,249	46,555	167,435	174,898

Income from operations	19,543	12,473	87,330	88,841

Other income (expense):
Interest income	29	22	102	81
Interest expense	(840)	(600)	(2,742)	(2,395)
Other (expense) income, net	(463)	(541)	(582)	(28)
Income before income taxes	18,269	11,354	84,108	86,499
Provision for income taxes	3,483	2,945	16,779	16,270
Net income	$14,786	$8,409	$67,329	$70,229

Earnings per common share:
Basic	$1.08	$0.61	$4.91	$5.11
Diluted	$1.08	$0.61	$4.90	$5.09

Shares used in per share calculations:
Basic	13,622	13,708	13,668	13,698
Diluted	13,649	13,749	13,696	13,733

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2022	2021
Operating activities:
Net income	$67,329	$70,229
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	8,294	7,019
Net gains on sales and disposals of property and equipment	(311)	(249)
Deferred income taxes	596	(1,334)
Stock-based compensation	6,697	9,555
Unrealized foreign currency exchange losses (gains), net	1,035	(511)
Provision for bad debts	143	210
Changes in assets and liabilities:
Trade and other accounts receivable	(7,443)	(6,595)
Inventories	(52,665)	(13,774)
Other assets	(12,578)	(5,343)
Operating lease assets and liabilities, net	(32)	15
Accounts payable and accrued liabilities	5,208	15,485
Accrued payroll and related expenses	(13,133)	10,702
Other long-term liabilities and income taxes payable	(536)	(695)
Net cash provided by operating activities	2,604	84,714

Investing activities:
Purchases of property and equipment	(8,303)	(15,059)
Proceeds from sales of property and equipment	612	599
Net cash used in investing activities	(7,691)	(14,460)

Financing activities:
Treasury stock purchases	(29,156)	-
Dividends paid	(41,988)	(38,225)
Proceeds from issuance of long-term senior notes	-	52,000
Repayments of long-term senior notes	(800)	(800)
Net proceeds (repayments) from revolving credit facility	38,394	(50,056)
Shares withheld to cover taxes upon conversion of equity awards	(4,461)	(3,668)
Net cash used in financing activities	(38,011)	(40,749)
Effect of exchange rate changes on cash and cash equivalents	(5,020)	(6)
Net (decrease) increase in cash and cash equivalents	(48,118)	29,499
Cash and cash equivalents at beginning of period	85,961	56,462
Cash and cash equivalents at end of period	$37,843	$85,961